Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@abglobal.com Jonathan Freedman, Media 212.823.2687 jonathan.freedman@abglobal.com

AB Announces March 31, 2016 Assets Under Management
New York, NY, April 11, 2016 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today announced that preliminary assets under management increased to $479 billion during March 2016 from $460 billion at the end of February. Market appreciation, including the positive impact of currency moves against the dollar, largely drove the 4.1% increase, though total firmwide net inflows contributed as well. Net flows were positive in the Retail and Private Wealth channels and negative in Institutions.

AB (The Operating Partnership)
Assets Under Management ($ in Billions)

	At March 31, 2016				At Feb 29
					2016

			Private
	Institutions	Retail	Wealth	Total	Total

Equity
Actively Managed	$25	$46	$39	$110	$103
Passive	20	26	—	46	43
Total Equity	45	72	39	156	146

Fixed Income
Taxable	154	55	10	219	212
Tax-Exempt	2	12	21	35	35
Passive	—	10	—	10	10
Total Fixed Income	156	77	31	264	257

Other(1)	44	7	8	59	57
Total	$245	$156	$78	$479	$460

	At February 29, 2016

Total	$237	$148	$75	$460

(1) Includes Multi Asset services and solutions and certain alternative investments.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2015. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed above, could also adversely affect AB’s financial condition, results of operations and business prospects.
About AB
AB is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
At March 31, 2016, AB Holding owned approximately 36.4% of the issued and outstanding AB Units and AXA, one of the largest global financial services organizations, owned an approximate 63.2% economic interest in AB.
Additional information about AB may be found on our website, www.abglobal.com.

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